Exhibit 10.1
Sixth Amendment to the
DTE Energy Company Executive Supplemental Retirement Plan
(Amended and Restated Effective January 1, 2005)

Recitals

A. DTE Energy Company (the “Company”) adopted the DTE Energy Company Executive Supplemental Retirement Plan (Amended and Restated Effective January 1, 2005) (the “Plan”) to enable the Company to attract and retain executives.

B. The Organization and Compensation Committee (the “Committee”) of the Company’s Board of Directors is authorized to amend the Plan.

C. By a resolution properly adopted on October 28, 2025, the Committee amends the Plan to provide for 100% vesting of certain participants’ accounts at retirement, death, and disability.

Plan Amendment

The DTE Energy Company Executive Supplemental Retirement Plan (Amended and Restated Effective January 1, 2005) is amended as follows, effective October 28, 2025:

1. Section 2.29C of the Plan is added to read as follows:

2.29C. “Retirement” means a Participant’s termination of employment with the Company and all Affiliated Companies at or after age 65. Transfers among the Company and its Affiliated Companies are not treated as a termination.

2. Section 7.01 of the Plan is amended in its entirety to read as follows:

7.01. General.

        (a) A Participant, other than a Grandfathered MSBP or SDRIP Participant, shall vest 20% per Anniversary Year in his or her Account (“Vesting Service”). There is no partial vesting for a portion of an Anniversary Year. A Participant’s Vested Percentage shall equal the product of (i) 20% and (ii) the Participant’s number of Anniversary Years as of the date of his or her termination. However, if a Participant’s employment terminates because of the Participant’s Retirement, death or disability, the Participant will be deemed 100% vested in the Participant’s Account.
DTE Energy Company has caused this Sixth Amendment to be executed on the 28th day of October, 2025.

DTE ENERGY COMPANY

By: /s/ Diane M. Antishin
Diane M. Antishin
Sr. VP, Human Resources and Chief D&I Officer